Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Duke/UAE Ref-Fuel LLC:

        We consent to the use of our report dated February 23, 2001, with respect to the consolidated statements of operations, members' equity and cash flows of Duke/UAE Ref-Fuel LLC and subsidiaries for the year ended December 31, 2000, included herein.

KPMG LLP
/S/ KPMG LLP
Short Hills, New Jersey
November 14, 2003